Exhibit 10.26

VCA ANTECH, INC.
SUMMARY OF BOARD OF DIRECTORS COMPENSATION
2005

      Each director who is a non-employee receives compensation as set forth below, in accordance with the compensation program for non-employee directors approved by the Board of Directors.

Annual Retainer	$10,000 per annum

In Person Board, Shareholder or
Committee Meeting	$1,000

Audit Committee Chair Fee	$10,000 per annum

Equity Compensation	Upon appointment to the Board of Directors, each non-employee director is entitled to receive an option grant to purchase 30,000 shares of our common stock under our 2001 Stock Incentive Plan. These options vest in two equal annual installments beginning on the first anniversary of the grant date and are exercisable at the fair market value of the underlying stock on the grant date.

Thereafter, on the anniversary of each non-employee director’s appointment to the Board of Directors, each non-employee director is entitled to receive an annual option grant to purchase 10,000 shares of our common stock under our 2001 Stock Incentive Plan. These options vest in full on the first anniversary date of the grant and are exercisable at the fair market value of the underlying stock on the grant date.